Exhibit (a)(5)(H)

ADVA Optical Networking Completes Tender Offer for Acquisition of MRV Communications, Inc.

Munich, Germany and Chatsworth, California, USA. August 14, 2017. ADVA Optical Networking (FSE: ADV) announced today that a majority of the shares of MRV Communications, Inc. (NASDAQ: MRVC) were validly tendered and the other conditions to the tender offer have been satisfied. American Stock Transfer & Trust Company LLC, the depositary for the tender offer, has indicated that as of midnight EDT, Friday, August 11, 2017, a total of 5,296,053 shares of MRV Communications, Inc.’s common stock, or approximately 79% of the total number of shares issued and outstanding, have been validly tendered into and not properly withdrawn from the tender offer. The depositary has indicated that no shares were tendered pursuant to the guaranteed delivery procedures set forth in the Offer to Purchase.

The acquisition of MRV Communications, Inc. will be consummated by ADVA Optical Networking on Monday, August 14, 2017. ADVA Optical Networking will consummate the acquisition of the remaining MRV Communications, Inc. shares of common stock not acquired in the tender offer through a merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware. As a result of such merger, MRV Communications, Inc. will become an indirect wholly-owned subsidiary of ADVA Optical Networking and MRV Communications, Inc. shares will no longer be traded on the NASDAQ Stock Market.

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Cautionary Statement Regarding Forward-Looking Statements:

This release contains certain forward-looking statements about ADVA Optical Networking and MRV Communications, Inc. including statements that involve risks and uncertainties concerning ADVA Optical Networking’s proposed acquisition of MRV Communications, Inc., anticipated customer benefits and general business outlook. When used in this release, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of ADVA Optical Networking or MRV Communications, Inc., that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that ADVA Optical Networking or MRV Communications, Inc. may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of ADVA Optical Networking or MRV Communications, Inc. In addition, please refer to the documents that MRV Communications, Inc. files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause MRV Communications, Inc.’s operational and other results to differ materially from those contained in the forward-looking statements set forth in this release.

You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this release. Neither ADVA Optical Networking nor MRV Communications, Inc. is under any duty to update any of the information in this release.

About ADVA Optical Networking

ADVA Optical Networking is a company founded on innovation and driven to help our customers succeed. For over two decades, our technology has empowered networks across the globe. We’re continually developing breakthrough hardware and software that leads the networking industry and creates new business opportunities. It’s these open connectivity solutions that enable our customers to deliver the cloud and mobile services that are vital to today’s society and for imagining new tomorrows. Together, we're building a truly connected and sustainable future. For more information on how we can help you, please visit us at: www.advaoptical.com.

About MRV Communications, Inc.

MRV Communications, Inc. (NASDAQ: MRVC) enables service providers, data center operators and enterprises to make their networks smarter, faster and easier to operate. MRV Communications, Inc.’s end-to-end portfolio includes innovative packet, optical and software platforms designed for flexibility and reliability. To learn more about MRV Communications, Inc. visit www.mrv.com.

Published By:

ADVA Optical Networking SE, Munich, Germany

www.advaoptical.com

MRV Communications, Inc., Chatsworth, California, USA

www.mrv.com

For ADVA Optical Networking Press Inquiries:

Gareth Spence

t +44 1904 699 358

public-relations(at)advaoptical.com

For ADVA Optical Networking Investor Inquiries:

Stephan Rettenberger

t +49 89 890 665 854

investor-relations(at)advaoptical.com

For MRV Communications, Inc. Press Inquiries:

Adam Scheer

t + 1 (609) 216-4687

ascheer@mrv.com

For MRV Communications, Inc. Investor Inquiries:

Cathy Mattison/Kirsten Chapman, LHA Investor Relations

t +1(415)-433-3777

ir@mrv.com